Exhibit 99.1

Capital One Financial Corporation

Monthly Charge-off and Delinquency Statistics

As of and for the month ended February 28, 2013

(Dollars in millions)

February 2013
Domestic Card Metrics(1)(2)
Net principal charge-offs	$257
Average loans held for investment	72,246
Net charge-off rate(3)	4.27%
30+ day performing delinquencies	2,615
Period-end loans held for investment	$71,090
30+ day performing delinquency rate(4)	3.68%

International Card Metrics(2)
Net principal charge-offs	$31
Average loans held for investment	8,287
Net charge-off rate(3)	4.54%
30+ day performing delinquencies	$326
Nonperforming loans	92
Period-end loans held for investment	8,005
30+ day performing delinquency rate(4)	4.07%
Nonperforming loan rate(5)	1.15

Auto Finance Metrics
Net principal charge-offs	$36
Average loans held for investment	27,418
Net charge-off rate(3)	1.59%
30+ day performing delinquencies	$1,616
Nonperforming loans	119
Period-end loans held for investment	27,536
30+ day performing delinquency rate(4)	5.87%
Nonperforming loan rate(5)	0.43

(1)

On February 19, 2013, we announced an agreement to sell the portfolio of Best Buy Stores, L.P. (“Best Buy”) private-label and co-branded credit card accounts. We transferred the portfolio of Best Buy loans of approximately $7 billion to the held-for-sale (“HFS”) category from the held-for investment category upon meeting the pertinent criteria for this classification in February 2013. Accordingly, these loans are excluded from the Domestic Card metrics as of and for the month ended February 28, 2013. As required by U.S. GAAP, we do not recognize charge-offs and recoveries on HFS loans. Had we not transferred these loans to HFS, the net charge-off rate for Domestic Card would have been 5 basis points lower for February 2013 and the 30+ day performing delinquency rate would have been 4 basis points higher as of February 28, 2013.

(2)

Period-end loans held for investment and average loans held for investment include accrued finance charges and fees, net of the estimated uncollectible amount. We recognize billed finance charges and fee income on open-ended loans in accordance with the contractual provisions of the credit arrangements and estimate the uncollectible amount on a quarterly basis. The estimated uncollectible amount of billed finance charges and fees is reflected as a reduction in revenue and is not included in our net charge-offs.

(3)	Calculated by dividing annualized net charge-offs for the period by average loans held for investment during the period for the specified loan category.

(4)	Calculated by dividing 30+ day performing delinquent loans as of the end of the period by period-end loans held for investment for the specified loan category.

(5)	Calculated by dividing nonperforming loans as of the end of the period by period-end loans held for investment for the specified loan category.